Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-252082 on Form S-3 of our reports dated March 1, 2022 relating to the financial statements of Canoo Inc. and the effectiveness of Canoo Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Canoo Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 1, 2022